Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made and entered into as of January 17, 2022, (the “Grant Date”), by and between Aytu BioPharma, Inc., a Delaware corporation (the “Company”), and Mark Oki (the “Grantee”).

WHEREAS, in order to induce the Grantee to be employed as Chief Financial Officer of the Company, the Company’s Compensation Committee (the “Committee”) has determined to issue 100,000 Restricted Shares of the Company’s common stock to the Grantee, subject to the terms of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Grantee agree as follows.

1.Grant of Restricted Stock.  Pursuant to Section 7 of the Plan, the Company hereby agrees to issue to the Grantee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, 100,000 Restricted Shares of the Company’s common stock (the “Restricted Shares”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan, including but not limited to a risk of forfeiture.  Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2.Consideration.  The grant of the Restricted Shares is made in consideration of the services to be rendered by the Grantee to the Company.

3.Vesting of the Restricted Shares.  The Grantee’s interest in the Restricted Shares shall vest and become non-forfeitable on each of the vesting dates or events set forth on Exhibit A hereto (each a “Vesting Date”) if the Grantee remains in the continuous employ (or other service relationship) with the Company or a Related Entity (as defined below) from the Grant Date through each applicable Vesting Date.  If the Grantee’s employment (or service relationship) with the Company or a Related Entity is terminated prior to a Vesting Date, any Restricted Shares that remain unvested as of the date of such termination shall be forfeited.  The Grantee’s employment or service relationship will be deemed to have terminated either upon an actual termination of employment or service or upon the entity for which the Grantee provides services ceasing to be a Related Entity.  Employment will not be considered interrupted in the case of any approved leave of absence or a transfer between the Company and any Related Entity.  The term “Related Entity” means any “parent corporation” of the Company, whether now or hereafter existing, within the meaning of Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”), and any Subsidiary (as defined in the Plan) of the Company, whether now or hereafter existing, within the meaning of Section 424(f) of the Code.

4.Restriction on Transfer.  Except for a transfer for no value to a “Permitted Transferee” (as defined below), none of the unvested Restricted Shares or any beneficial interest therein will be transferred, pledged, hypothecated, encumbered or otherwise disposed of in any way.  For purposes of this Agreement, “Permitted Transferee” will mean any of the Grantee’s spouse, the lineal descendant(s) (natural or adopted) of the Grantee’s parents, the spouse(s) of such descendants, or a trust for the sole benefit of such persons or any of them.  All transferees of

Restricted Shares or any interest therein (including Permitted Transferees) will receive and hold such Restricted Shares or interest subject to the provisions of this Agreement and the Plan, and will agree in writing to take such Restricted Shares or interest therein subject to all the terms of this Agreement and the Plan, including restrictions on further transfer.  Any sale or transfer of the Company’s Restricted Shares will be void unless the provisions of this Agreement and the Plan are met.

5.Ownership Rights.

(a)Pursuant to Section 7(b) of the Plan, upon the grant of the Restricted Stock Award and payment of any applicable purchase price, the Grantee, as beneficial owner of the Restricted Shares, shall have full voting rights with respect to the Restricted Shares during and after the vesting period.  The Grantee will be entitled to receive dividends with respect to unvested Restricted Shares prior to the vesting of such Restricted Shares as follows: (a) any regular cash dividends paid with respect to an unvested Restricted Share will be retained by the Company and will be paid to the Grantee, without interest, within thirty (30) days after the associated Restricted Share vests as provided in this Agreement, and will be forfeited if and when the associated Restricted Share is forfeited, and (b) any property (other than cash) distributed with respect to an unvested Restricted Share (including without limitation a distribution of stock by reason of a stock dividend, stock split, or otherwise, or a distribution of other securities with respect to an associated Share) will be subject to the restrictions of this Agreement and the Plan in the same manner and for so long as the associated Share remains subject to those restrictions, and will be forfeited if and when the associated Share is forfeited or will vest if and when the associated Restricted Share vests.  If any Restricted Shares are forfeited, then, on the date of such forfeiture, the Grantee will no longer have any rights as a stockholder with respect to such forfeited Restricted Shares.

(b)The Grantee understands and agrees that neither the Company nor any agent of the Company will be under any obligation to recognize and transfer any of the Restricted Shares if, in the opinion of counsel for the Company, such transfer would result in violation of Section 4 above or a violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.  The Grantee understands and agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)Any Restricted Shares may be evidenced in such manner as the Company may deem appropriate, including book entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in the nominee’s name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan.  Vested Restricted Shares that are no longer subject to restrictions shall be delivered (including by updating the book entry registration) to the Grantee promptly after the applicable restrictions lapse or are waived.

6.Adjustment for Stock Splits and the Like.  All references to the number of Restricted Shares will be appropriately and equitably adjusted as set forth in Section 3(c) of the Plan to reflect any change to the outstanding shares of common stock or the capital structure of the Company including but not limited to as a result of a stock split, stock dividend or other change in the Company’s capitalization that may be made by the Company after the date of this Agreement.

7.Tax Matters.

(a)The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign (if applicable) tax consequences of the grant of the Restricted Shares and the transactions contemplated by this Agreement and the Plan.  The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Grantee (and not the Company) will be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and the Plan.

(b)The Grantee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Restricted Shares as of the date any restrictions on the Restricted Shares lapse.  The Grantee understands that he/she may elect to be taxed at the time the Restricted Shares are received rather than when vested by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of transfer to the Grantee.  If the Grantee makes any tax election relating to the treatment of the Restricted Shares under the Code, at the time of such election the Grantee will notify the Company of such election.

(c)THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

(d)The Grantee understands that, at the time that the Restricted Shares are granted, or at the time of vesting, the Grantee may incur tax obligations under federal, state, local, and/or foreign law, and the Company may be required to withhold amounts from the Grantee’s compensation or otherwise collect from the Grantee related to such obligations.  The Grantee agrees that the Company (or a Related Entity) may satisfy such withholding obligations relating to the Restricted Shares by any of the following means or by a combination of such means, in the Company’s discretion:  (i) withholding from any compensation otherwise payable to the Grantee by the Company; (ii) causing the Grantee to tender a cash payment; or (iii) withholding Restricted Shares with a fair market value (measured as of the date the tax withholding obligations are to be determined) equal to the amount of such tax withholding obligations from the Restricted Shares otherwise issuable to the Grantee; provided, however, that the number of such Restricted Shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (or such other amount as may be necessary to avoid classification of the Restricted Shares as a liability for financial accounting purposes).  The Grantee understands that all matters with respect to the total amount of taxes to be withheld in respect of such compensation income will be determined by the Company in its reasonable discretion.  The Grantee further understands that, although the Company will pay withheld amounts to the applicable taxing authorities, the Grantee remains responsible for payment of all taxes due as a result of income arising under this Agreement and the Plan.

8.General Provisions.

(a)This Agreement and the Plan will be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the choice of law rules of any jurisdiction.

(b)Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement and the Plan will be in writing and will be deemed given when delivered personally, one day after deposit with a recognized international delivery service (such as FedEx), or three days after deposit in the U.S. mail, first class, certified or registered, return receipt requested, with postage prepaid, in each case addressed to the parties at the addresses of the parties set forth at the end of this Agreement and the Plan or such other address as a party may designate by notifying the other in writing.

(c)The rights and obligations of the Company and the Grantee hereunder will be binding upon, inure to the benefit of and be enforceable against their respective successors and assigns, legal representatives and heirs.  In addition, the rights and obligations of the Company under Section 3 of this Agreement and as provided under the Plan will be transferable to any one or more persons or entities as set forth therein.

(d)Either party’s failure to enforce any provision or provisions of this Agreement or the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent the party thereafter from enforcing each and every other provision of this Agreement and of the Plan.  The rights granted the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(e)The Grantee agrees, upon request, to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f)This Agreement is not employment or service contract, and nothing in this Agreement or in the Plan creates or will be deemed to create in any way whatsoever any obligation on the part of the Company to continue the Grantee’s service.

(g)This Agreement, which shall be construed in conjunction with the Plan, expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  This Agreement may only be amended by a writing signed by both the Grantee and the Company.

[Signature Page Follows]

IN WITNESS, WHEREOF, the parties have duly executed this Restricted Stock Award Agreement as of the day and year first set forth above.

COMPANY:

Aytu BioPharma, Inc.

By:
Name:	Joshua R. Disbrow
Title:	Chief Executive Officer
Address:	373 Inverness Parkway, Suite 206
Englewood, Colorado 80112

GRANTEE:

Mark Oki

Address:

EXHIBIT A

VESTING

A.Vesting.  One third (1/3) of the Restricted Shares shall vest on the one year anniversary of the Grant Date, and one twelfth (1/12th) of the Restricted Shares shall vest quarterly thereafter, until all shares are vested on the three (3) year anniversary of the Grant Date, subject to the Grantee’s continued employment or service with the Company or a Related Entity through each such date.  Immediately upon such vesting, the transfer restrictions on the Restricted Shares in Section 4 will lapse.

B.Accelerated Vesting.  Notwithstanding the foregoing, vesting will be accelerated and the Restricted Shares will be released from the transfer restrictions in Section 4 in accordance with the Grantee’s Employment Agreement.

CCessation of Vesting.  To the extent vesting does not occur at the time of the termination of the Grantee’s employment as described in B.2., B.3., or B.4. above, vesting will cease upon such termination.

D.Definitions.  As used herein, the following terms have the definitions provided below.

“Sale Event” means the occurrence of any of the following:

(i)the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; or

(ii)a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; or

(iii)the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert; or

(iv)any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of a the acquisition of securities directly from the Company.

“Cause” means, unless otherwise provided in an employment agreement between the Company or a Related Entity and the Grantee, a determination by the Board (excluding the Grantee for such purposes if the Grantee is then a Board member) that the Grantee’s employment with the Company

Exhibit A to Restricted Stock Award Agreement

or a Related Entity should be terminated as a result of (i) any material breach by the Grantee of any agreement between the Grantee and the Company; (ii) the conviction of or plea of nolo contendere by the Grantee to a felony or a crime involving moral turpitude; (iii) any material misconduct or willful and deliberate non-performance (other than by reason of Disability) by the Grantee of the Grantee’s duties to the Company; (iv) the Grantee’s fraud, embezzlement, or act(s) of dishonesty relating to the Company or any Related Entity, or (v) the Grantee’s failure to follow the lawful instructions of the Company’s Chief Executive Officer (or the Board if the Grantee is the Chief Executive Officer).

“Disability” means (i) the Grantee’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in the Grantee being substantially unable to perform his duties as an employee of the Company or a Related Entity for six consecutive months (or for six months out of any nine-month period); or (ii) a qualified independent physician mutually acceptable to the Company and the Grantee determines that the Grantee is incapacitated due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, so as to be unable to regularly perform his duties as an employee of the Company or a Related Entity and such condition is expected to be of a permanent or near-permanent duration.

“Good Reason” means any of the following, occurring without the Grantee’s written consent: (i) there is a material reduction of the level of the Grantee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the similarly-situated employees generally), (ii) there is a material reduction in the Grantee’s overall responsibilities or authority, or scope of duties; or (iii) there is a material change in the principal geographic location at which the Grantee must perform his services (it being understood that the relocation of the Grantee to a facility or a location within forty (40) miles of the Grantee’s principal workplace as of the Grant Date shall not be deemed material for purposes of this Agreement).  No event shall be deemed to be “Good Reason” if the Company has cured the event (if susceptible to cure) within 30 days of receipt of written notice from the Grantee specifying the event or events which, absent cure, would constitute “Good Reason.”

Exhibit A to Restricted Stock Award Agreement